UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 8, 2006

BIOMETRX, INC.
(Exact name of registrant as specified in its Charter)

Delaware	0-15807	31-1190725
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

33 South Service Road, Suite 111, Jericho, New York	11753
(Address of principal executive offices)	(Zip Code)

(516) 750-9733
(Registrant’s telephone number, including area code)

N/A
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On February 8, 2006, bioMETRX, Inc. (the “Company”) sold an aggregate of 2,985,000 shares to Mr. Russell Kuhn (the “Purchaser”) for an aggregate purchase price of $597,000 or $.20 per share. As part of this transaction, the Purchaser exercised 2,250,000 warrants, which were issued to him on October 28, 2005 in connection with a previously reported financing. In addition to the exercise of the warrants, the Purchaser provided the Company with an additional $147,000 and the Company agreed to issue him the shares at the same purchase price ($.20 per share) as the warrants.

As a result of these transactions, the Purchaser owns approximately 28.2% of the issued and outstanding shares of the Company’s common stock. This amount does not reflect an additional 344,980 warrants owned by the Purchaser prior to the consummation of this transaction.

In connection with this transaction, the Company paid a finder’s fee to Harbor View Group, Inc. (“Harbor View”) of $70,950 and issued to Harbor View 409,200 shares of its common stock.

The Company will utilize the proceeds from this transaction for general working capital.

The securities discussed above were offered and sold in reliance upon exemptions from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(2) of the Act and Rule 506 promulgated thereunder. Such securities were sold exclusively to accredited investors as defined by Rule 501(a) under the Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BIOMETRX, INC. (Registrant)

Date: February 10, 2006	By:	/s/ Mark Basile
Mark Basile Chief Executive Officer